Exhibit 99.1

FOR IMMEDIATE RELEASE

Sleep Number Announces Succession of Sales Leadership

MINNEAPOLIS, Minn. – March 28, 2019 – Sleep Number (NASDAQ: SNBR) today announced the retirement of Andy Carlin, Executive Vice President, Chief Sales and Services Officer, effective June 2019, ensuring a coordinated succession with leadership overlap. Mr. Carlin joined the company in 2008, and has served in his current position since April 2016, leading all sales, real estate and home delivery.

Melissa Barra, Senior Vice President, Chief Strategy and Customer Relationship Officer, will assume Mr. Carlin’s responsibilities as Senior Vice President, Chief Sales, Services and Strategy Officer, effective June 2019. Ms. Barra joined Sleep Number in February 2013 as Vice President, Consumer Insights and Strategy. In January 2015, she was promoted to her current role, where she has led corporate strategy, consumer research and analytics, public relations and enterprise communications, and customer service operations.

“Andy has been instrumental in Sleep Number’s transformation to a purpose-driven brand with exclusive distribution and life-long customer relationships,” said Shelly Ibach, President and Chief Executive Officer, Sleep Number. “Andy has built a talented team who will continue to drive outstanding performance. We are excited about the continuity of our succession and momentum of our business.”

“Melissa has been at the helm of our consumer innovation strategy and has a proven track record of executing end-to-end customer experiences,” said Ms. Ibach. “Melissa is a collaborative and results-focused leader and will bring together all of our customer-facing teams as we lead the next generation of customer experience.”

Prior to joining Sleep Number, Ms. Barra held a variety of senior leadership roles in finance, strategy, process reengineering and corporate development for Best Buy Company. Previously, she held corporate finance and strategy leadership roles domestically and internationally at Grupo Futuro, Citibank, and GE Capital. In the community, Melissa serves on the Board of Trustees of Blue Cross Blue Shield of Minnesota and the Board of Directors of the YWCA Minneapolis.

About Sleep Number Corporation
The leader in sleep innovation, Sleep Number delivers proven, quality sleep through effortless, adjustable comfort and biometric sleep tracking. Sleep Number's revolutionary 360® smart bed and proprietary SleepIQ® technology platforms are proving the connection between sleep and well-being. With one of the most comprehensive databases of biometric consumer sleep data and ranked #1 in J.D. Power's 2018 Mattress Satisfaction Report*, Sleep Number is improving lives by individualizing sleep experiences. And with a commitment to improving the well-being of over one million youth by 2025, Sleep Number is redefining the future of health and wellness – for everyone. To experience better quality sleep, visit SleepNumber.com or one of our over 580 Sleep Number® stores located in all 50 states. For additional information, visit our newsroom and investor relations site.

*Sleep Number received the highest score in the J.D. Power 2015, 2016 and 2018 Mattress Satisfaction Reports of customers' satisfaction with their mattress. Visit jdpower.com/awards.

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Investor Contact: Dave Schwantes; (763) 551-7498; investorrelations@sleepnumber.com

Media Contact: Susan Oguche; (763) 551-7059; susan.oguche@sleepnumber.com